Exhibit 21

DIVERSIFIED RESTAURANT HOLDINGS, INC. LEGAL STRUCTURE

Legal Entity	State Organized	Purpose of Company	Ownership Structure
Diversified Restaurant Holdings, Inc.	Nevada	Parent Company	Public Entity: SAUC (NASDAQ) (Parent Company)
AMC Group, Inc.	Michigan	Management Company	Diversified Restaurant Holdings, Inc.
AMC Real Estate, Inc.	Michigan	Management Company	Diversified Restaurant Holdings, Inc.
AMC Wings, Inc. d/b/a Buffalo Wild Wings Grill & Bar	Michigan	Owns all BWW restaurants	Diversified Restaurant Holdings, Inc.